Calculation of Filing Fee Tables
S-8
Rantizo
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares, par value US$0.0025 per share	Other	6,000,000	$ 4.48	$ 26,880,000.00	0.000087	$ 2,338.56
Total Offering Amounts:						$ 26,880,000.00		$ 2,338.56
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,338.56
Offering Note
[1]	(1) Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the average of the high and low prices per share of Registrant's common stock on October 14, 2026 as reported by The Nasdaq Stock Market. (2) Represents 6,000,000 shares of the Registrant's common stock that may be issued pursuant to stock awards under the Rantizo 2026-2027 Equity Incentive Plan (the "Plan"). Pursuant to Rule 416(a) promulgated under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant's common stock.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources